[***] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential SHARE PURCHASE AGREEMENT by and between REDICE & COMPANY, INC. as seller and WEBTOON ENTERTAINMENT INC. as purchaser Dated as of August 6, 2026

1 SHARE PURCHASE AGREEMENT This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 6, 2026 by and between the following parties (each, a “Party” and, collectively, the “Parties”): (1) REDICE & COMPANY, INC., a joint-stock company (jusik hoesa in Korean) established and existing under the Laws of Korea, having its principal place of business at 731-ho and 732-ho, 92 Jomaru-ro 385beon-gil, Wonmi-gu, Bucheon-si, Gyeonggi-do, Korea (“Seller”); and (2) WEBTOON ENTERTAINMENT INC., a corporation established and existing under the Laws of the State of Delaware, having its principal place of business at 222 N. Pacific Coast Hwy, Suite 2300, El Segundo, California 90245, United States (“Purchaser”). RECITALS WHEREAS, as of the date hereof, Seller owns 15,000 issued and outstanding shares of common stock, par value KRW 5,000 per share, of RI Games Holdings Inc., a joint stock company (jusik hoesa in Korean) established and existing under the Laws of Korea (the “Company”), representing all of the total issued and outstanding equity interests of the Company (such shares of common stock of the Company, the “Shares”); WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller, (i) firstly, 2,999 Shares (such sale and purchase, the “First Transaction”) and (ii) following the closing of the First Transaction and subject to the satisfaction of certain additional conditions, secondly, 6,001 Shares (such sale and purchase, the “Second Transaction”); and WHEREAS, pursuant to the Shareholders Agreement, the Parties desire to make an arrangement whereby Seller is granted an option to sell and transfer the remaining Shares after the Second Transaction to Purchaser, subject to the satisfaction of certain conditions. NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties, intending to be legally bound hereby, agree as follows: ARTICLE I DEFINITIONS Certain Defined Terms. The following terms are used in this Agreement with the respective meanings ascribed to such terms in this Section 1.1, except as expressly provided herein or as the context may require otherwise. “Action” means any action, suit, complaint, audit, inquiry, investigation, dispute, demand, claim, cause of action, charge, litigation, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Authority, whether brought by such Governmental Authority or any third Person. “Affiliate” means, with respect to any Person, any (a) other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common

2 Control with, such specified Person, and (b) in the case of any Person who is a natural person, spouse, civil partner, parent, child or sibling of such specified Person or parent, child or sibling of a spouse or civil partner of such specified Person. For purposes of this Agreement, (x) a “ke-yul-hoe-sa” (계열회사 in Korean) of a Person under the Monopoly Regulation and Fair Trade Act of Korea shall also be deemed as such Person’s Affiliate and (y) if used in relation to the Company, the term “Affiliate” shall include all other Company Entities. “Agreement” has the meaning given to it in the preamble to this Agreement. “Anti-Corruption Laws” means any Law relating to anti-bribery, anti-corruption or improper payments of any jurisdiction in which any Company Entity performs business, or of the United States, or of the United Kingdom, or of Korea, including without limitation, the Improper Solicitation and Graft Act of Korea, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials. “Anti-Money Laundering Laws” means applicable anti-money laundering Laws and related financial recordkeeping and reporting requirements (including the financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the Act on Regulation and Punishment of Criminal Proceeds Concealment of Korea, the Act on Prohibition Against the Financing of Terrorism and Proliferation of Weapons of Mass Destruction of Korea, and the EU Anti-Money Laundering Directives) and any other binding circulars or instructions implementing or interpreting the same, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any Company Entity or to which any Company Entity is subject. “Basket Amount” has the meaning given to it in Section 9.4(b). “Business Day” means any day except a Saturday, Sunday or any other day on which banks in Seoul, Korea or California, U.S. are required or authorized to close. “Cap” has the meaning given to it in Section 9.4(b). “Closing” means the First Closing or the Second Closing, as the context requires. “Closing Date” means the First Closing Date or the Second Closing Date, as the context requires. “Company” has the meaning given to it in the recitals to this Agreement. “Company Accounting Practices and Procedures” means the accounting principles, methods, policies, practices and procedures used by each Company Entity in the preparation of the Financial Statements, in each case in accordance with the financial reporting standards adopted by such Company Entity, applied consistently in accordance with such Company Entity’s past practice. “Company Entities” means any of: (a) the Company, (b) Offbeat Inc., a company organized under the Laws of Korea (“Offbeat”), (c) GrayGames Inc., a company organized under the Laws of Korea (“GrayGames”), (d) WELINK, Inc., a company organized under the Laws of Korea (“Welink”) and (e) any subsidiary (as defined under the Korean Commercial Code) of a Company Entity which is hereinafter established or acquired by such Company Entity.

3 “Confidential Information” means all information and material pertaining to any Party or its Affiliates, any Company Entity or the Transaction (including the existence and terms and conditions of this Agreement, the existence and contents of any discussions, correspondence or other communications between the Parties, any of their Affiliates, any Company Entity or any of their respective Representatives relating to this Agreement or the Transaction and the identities of the Parties or the legal and beneficial owner(s) of the Parties), including, without limitation, technical, commercial, financial, accounting, legal and administrative information, which has been, is or will be furnished, whether in written, oral or any other form, to Purchaser, its Affiliates or their respective Representatives, on the one hand, or Seller, its Affiliates or their respective Representatives, on the other hand, by the other Party, its Affiliates or their respective Representatives, other than such information which (a) is now or hereafter comes into the public domain other than as a result of a breach of this Agreement by the recipient Party, its Affiliates or their respective Representatives; (b) is lawfully in the possession of the recipient Party, its Affiliates or their respective Representatives on a non-confidential basis prior to the receipt of such information from the disclosing Party, its Affiliates or their respective Representatives in connection with the Transaction; (c) is disclosed to the recipient Party, its Affiliates or their respective Representatives on a non-confidential basis by a third party that is not bound by any confidentiality obligation to the disclosing Party, its Affiliates or their respective Representatives in respect of such information; or (d) is independently developed by the recipient Party, its Affiliates or their respective Representatives without any breach of Section 7.1 and the use of, or reference to, the Confidential Information. “Confidential Know-How” has the meaning given to it in Section 4.10(f). “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or similar ownership interests, by contract or otherwise. “De Minimis Amount” has the meaning given to it in Section 9.4(a). “Employee Benefit Plans” means any bonus, deferred compensation, severance, pension, profit sharing, stock option, employee stock purchase or other employee benefit plans covering directors, officers and employees of any Company Entity that are maintained by such Company Entity (excluding workers’ or unemployment compensation programs and any statutory plans or programs maintained by a Governmental Authority requiring the payment of social insurance Taxes or similar contributions by such Company Entity). “Environmental Laws” means any applicable Laws relating to (a) pollution, the protection, investigation, cleanup or restoration of the environment, human health or safety or natural resources or (b) the exposure to, generation, handling, use, presence, registration, use, transportation, importation, exportation, storage, disposal, release or threatened release of any hazardous substance. “Exchange Act” has the meaning given to it in Section 5.5. “Fairly Disclosed” means any information disclosed, contained or referred to, (i) in the Seller Disclosure Letter, in sufficient detail to enable a reasonable investor with experience in business and financial matters to fairly assess and identify the nature and scope of the matter to which such disclosure relates, (ii) in any materials, documents or information made available to the Purchaser or any of its Representatives in the Virtual Data Room, or (iii) in any responses to the due diligence questions and/or the request for information or interviews with any Representatives of the Company Entities made available to the Purchaser and its

4 Representative in connection with the Transaction prior to the date hereof. “Financial Statements” has the meaning given to it in Section 4.3(a). “First Closing” means the closing of the First Transaction. “First Closing Date” means the date on which the First Closing occurs. “First Closing Long Stop Date” has the meaning given to it in Section 10.1(b). “First Closing Purchase Price” has the meaning given to it in Section 2.2. “First Closing Sale Shares” has the meaning given to it in Section 2.1. “First Interim Period” means the period from the date hereof to the earlier of the First Closing and the termination of this Agreement in accordance with its terms. “First Transaction” has the meaning given to it in the recitals to this Agreement. “Founder” means Tail Han, the sole shareholder of Seller. “Game Marketing Release” has the meaning given to it in Section 7.1(d). “Government Official” means (a) any officer, agent or employee of a government, government-owned or controlled enterprise (any agency, department or instrumentality thereof), political party or public international organization; or (b) a candidate for government, political office or public international organization. “Governmental Approval” means permits, licenses, certificates, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, clearances, rights, privileges or exemptions from, or filings, declarations or registrations with, any Governmental Authority. “Governmental Authority” means any Korean or foreign national, state, provincial or local legislative, administrative or regulatory authority, agency, court, arbitral tribunal, body, commission, board, bureau, instrumentality or other governmental or quasi-governmental entity with competent jurisdiction, including any supranational body, stock exchange, or public international organization (which includes, for the avoidance of doubt, the U.S. Securities and Exchange Commission). “Governmental Order” means any judicial or administrative judgment, decision, ruling, decree, order, settlement, injunction, writ, stipulation, determination, resolution or award of any Governmental Authority. “Indebtedness” of any Person means, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument; (c) any accrued and unpaid interest, fees and other expenses owed by such Person with respect to the foregoing, including prepayment penalties; (d) indebtedness in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course); (e) any corporate income Tax payable on earnings prior to the Closing Date; or (f) direct or indirect guarantees or Liens on property or asset provided with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (d) above.

5 “Indemnified Party” means Purchaser or Seller, as applicable, who seeks indemnification under Article IX. “Indemnifying Party” means Purchaser or Seller, as applicable, against whom indemnification is sought by an Indemnified Party under Article IX. “Intellectual Property” means all intellectual property rights or other proprietary rights protected and recognized under applicable Law of the relevant jurisdiction, whether registered or unregistered, including all rights in and to the following: (a) patents (including design patents), utility models and patentable inventions; (b) trademarks, service marks, trade dress, design rights, brand names, logos, trade names, slogans, certification marks, corporate names and all other identifiers of source or origin, and together with the goodwill connected with the use of and symbolized by any of the foregoing (“Trademarks”); (c) rights in works of authorship including copyrights and copyrightable works; (d) any Trade Secrets; (e) databases, and (f) internet domain names; and (g) any applications, registrations, re-issues, divisions, renewals, extensions, provisionals, revisions, re-examinations, continuations and continuations-in-part relating to any of the foregoing (as applicable), each of which shall be deemed to be included in the foregoing clauses (a) to (f), as applicable. “IT Systems” means the hardware, servers, software, data communication lines and databases, network and telecommunication systems, Internet-related information technology infrastructure, wide area network and other information technology equipment, interfaces or related systems owned or used by the Company Entities in the operation of the current business of the Company Entities. “Knowledge of Purchaser” or any similar statement means the actual knowledge of each registered director, and of each officer or employee holding the title/rank of general manager (“bu-jang” in Korean) or a comparable or higher title/rank, of the Purchaser, in each case as of the date hereof and/or the First Closing Date, or such knowledge as such individual should have had in his/her respective capacity after reasonable due inquiry, in each case without any obligation of independent investigation or inquiry. “Knowledge of Seller” or any similar statement means the actual knowledge of each registered director, and of each officer or employee holding the title/rank of general manager (“bu-jang” in Korean) or a comparable or higher title/rank, of the Company Entities, in each case as of the date hereof and/or the First Closing Date, or such knowledge as such individual should have had in his/her respective capacity after reasonable due inquiry, in each case without any obligation of independent investigation or inquiry. “Law” means any law, statute, ordinance, rule, regulation, code, treaties, subordinate legislation, directive, by-law, circular, Governmental Order or other requirement or interpretation with legal effect as enacted, issued, promulgated, enforced or entered by a Governmental Authority. “Lien” means any pledge, mortgage, encumbrance, lien, security interest, claim, easement, option, voting agreement, right of pre-emption, conditional sale, right of first refusal, order or charge, or any adverse claim of title, ownership or use, or any other third party right, agreement, arrangement or obligation of any kind restricting transfer or use. “Losses” means losses, damages, claims, reasonable costs and expenses (including reasonable attorneys’ fees and expenses), interest, awards, judgments and penalties.

6 “Material Adverse Effect” means any event, change, circumstance, condition, development, effect or occurrence which, individually or in the aggregate, has or would reasonably be expected to (a) have the effect of preventing, materially delaying or materially impairing the ability of Seller to consummate any Transaction or (b) have a materially adverse effect on the business, results of operations or financial condition of the Company Entities, taken as a whole; provided, that none of the following (nor any adverse change, effect, occurrence, state of facts or circumstance relating to or arising from the following) shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would occur: (i) the execution and performance of this Agreement or the pendency or completion of the Transaction; (ii) general changes or developments in the industry or market sector in which the Company Entities do business (other than to the extent such changes or developments adversely affect the Company Entities, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in the same region); (iii) any change in applicable Law or accounting regulations, or in principles or interpretations thereof; (iv) any outbreak or escalation of hostilities or war, any act of terrorism, or any “Acts of God,” natural disasters or weather effects (including hurricane, flood, tornado or earthquake), pandemic and epidemics; (v) any action taken (or omitted to be taken) by Seller or a Company Entity that is expressly required by the terms of this Agreement, or that is pursuant to a specific written request of Purchaser; or (vi) any failure by any Company Entity to meet its internal or published projections, budgets, plans, forecasts or estimates of its revenues, earnings or other financial performance or results of operations for any period (provided, that the underlying facts giving rise to such failure may be taken into account in determining the Material Adverse Effect to the extent not otherwise excluded herein). “Material Contracts” means the following written contracts to which any Company Entity is a party: (a) contracts pursuant to which such Company Entity may be entitled to receive or obligated to pay more than (i) [***] individually, or (ii) the aggregate amount of [***] per counterparty in any calendar year; (b) contracts for the acquisition or disposition of any business or another company, whether by merger, consolidation or other business combination, sale of stock, sale of assets or otherwise; (c) contracts for the acquisition or disposition of assets in excess of [***]; (d) contracts that restrict, restrain, limit or impede the freedom of such Company Entity’s ability to compete, engage or conduct any business or line of business or with any Person or in any geographical area in any respect or to solicit or hire any Person or customer with respect to its business; (e) contracts that contain any options (other than stock options granted to officers, employees and other permitted persons), rights of first refusal, rights of first offer, exclusivity arrangements, “most favored nation” pricing; (f) contracts containing any material restrictions on the operations of such Company Entity (including any restrictions on the use, licensing or registration of any Owned Intellectual Property) other than any customary confidentiality, release or non-disparagement provisions; (g) contracts for Indebtedness by such Company Entity for a principal amount in

7 excess of [***]; (h) contracts that relate to the ownership of, formation of, operation of, or investment in any joint venture, strategic alliance, partnership, joint development or similar arrangements (including any material agreement providing for joint research, development or marketing); (i) contracts under which such Company Entity (i) grants any other Person a license under, or otherwise authorizes any Person to use (including by means of covenants-not-to-sue or non-assertion agreements) any Owned Intellectual Property or data, other than non-exclusive licenses granted to customers or distributors in the Ordinary Course for the use of products of such Company Entity by such customers or for their distribution by such distributors or (ii) receives a license or is otherwise authorized to use (including by means of covenants-not-to- sue or non-assertion agreements) any third party Intellectual Property or data (including software-as-a-service), other than licenses for non-customized, commercially available, off- the-shelf software in object code form; (j) contracts under which such Company Entity manages any third-party Intellectual Property, or entrusts the management of any Owned Intellectual Property to a third party; (k) contracts relating to the development of any material technology or Intellectual Property by, with or for such Company Entity involving payments in excess of [***]; (l) contracts under the terms of which, as a direct result of the entry into and performance of this Agreement, (i) any other Person will be entitled to claim any payment (such as a special bonus) or exercise any material right (including any termination or pre- emption right or other option) or (ii) such Company Entity will be in material default; (m) contracts relating to Related Party Transaction in excess of [***]; (n) to the extent not covered in any of the foregoing clauses, contracts entered into with its shareholders other than employment, service or consulting agreements; and (o) contracts relating to the publication and distribution of games of any Company Entity. “Ordinary Course” of a Person means any action taken by such Person which is consistent with the normal and past day-to-day customs, practices and procedures of such Person, is taken in the ordinary course of such Person’s business and operations and in compliance with applicable Law. “Overgeared” means the game titled “Overgeared” (“템빨” in Korean) being developed by GrayGames. “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Company Entity. “Party” or “Parties” has the meaning given to it in the preamble to this Agreement. “Person” means an individual, a partnership, a corporation, an association, a limited or an unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Governmental Authority.

8 “Personal Information” means any data or information irrespective of the form or medium in which it exists (including paper, electronic and other forms) that (a) alone or in combination with other data or information identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household; or (b) constitutes “personal data,” “protected health information,” “personally identifiable information,” “personal information” or any similar defined term under any applicable Law or under any policy of any Company Entity relating to privacy, data protection or data security. “Privacy Laws” means all applicable Laws in any jurisdiction, to which any Company Entity is subject, relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the Personal Information Protection Act of Korea, the EU General Data Protection Regulation (EU) 2016/679 and all Laws implementing it (including as it was retained as domestic Law in the United Kingdom following the United Kingdom’s exit from the European Union, known as the “UK GDPR”), the Health Insurance Portability and Accountability Act of 1996, Federal Trade Commission Act, the CAN-SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, California Consumer Privacy Act of 2018 and the Canadian Personal Information Protection and Electronic Documents Acts, in each case to the extent applicable to the Company Entities. “Purchaser” has the meaning given to it in the preamble to this Agreement. “Purchaser Disclosure Letter” means the disclosure letter dated as of the date hereof and delivered by Purchaser to Seller in connection with this Agreement, attached hereto as Schedule B. “Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 5.1 (Due Organization) and Section 5.2(a) and (b)(i) and (ii) (Authorization; Validity; Non-contravention). “Purchaser MAE” has the meaning given to it in Section 5.6. “Purchaser Required Approvals” means (a) with respect to the First Closing, the clearance of a report filed with a designated foreign exchange bank in Korea in connection with the First Transaction under the Foreign Investment Promotion Law of Korea and (b) with respect to the Second Closing, (i) the confirmation of the Korea Fair Trade Commission that the Transaction does not violate Article IX of the Monopoly Regulation and Fair Trade Act of Korea and (ii) the clearance of a report filed with a designated foreign exchange bank in Korea in connection with the Second Transaction under the Foreign Investment Promotion Law of Korea. “Real Property Leases” has the meaning given to it in Section 4.12(b). “Registered IP Rights” means the Owned Intellectual Property that are registered, issued or the subject of a pending application. “Related Party Transaction” means a contract or transaction entered into between any of the Company Entities, on the one hand, and (a) Seller or any of its Affiliates, (b) any controlling stockholder, officer or director of Seller, or any of their respective Affiliates, (c) the Founder or any of his Affiliates, or (d) such Company Entity’s specially related person (as such term is defined under Article 34(4) of the Enforcement Decree to the Commercial Act of Korea), on the other hand, except for employment or service arrangements with employees, officers or directors and the payment of compensation and benefits in the Ordinary Course.

9 “Representatives” of any Person means such Person’s directors, managers, officers, principals, employees, agents, attorneys, accountants, consultants, advisors (including financial advisors), other authorized representatives and if such Person is a partnership, general partner of such Person. “Sale Shares” means the First Closing Sale Shares or the Second Closing Sale Shares, as the context requires. “Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently including, but without limitation, Cuba, Iran, North Korea and the Russian-occupied territories of Ukraine). “Sanctioned Person” means any Person that is the subject or target of sanctions, prohibitions or restrictions under Sanctions Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including, without limitation, the Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU consolidated list of persons, groups and entities subject to EU financial sanctions; (b) any Person located, ordinarily resident, or legally organized in a Sanctioned Country; and (c) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by, a Person or Persons described in clauses (a) or (b). “Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United Kingdom, the United States (including, without limitation, by the U.S. Department of Treasury, OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union. “SEC” has the meaning given to it in Section 5.5. “SEC Reports” has the meaning given to it in Section 5.5. “Second Closing” means the closing of the Second Transaction. “Second Closing Date” means the date on which the Second Closing occurs. “Second Closing Long Stop Date” has the meaning given to it in Section 10.3. “Second Closing Purchase Price” has the meaning given to it in Section 2.2. “Second Closing Sale Shares” has the meaning given to it in Section 2.1. “Second Interim Period” means the period from the First Closing to the earlier of the Second Closing and the termination of this Agreement in accordance with its terms. “Second Transaction” has the meaning given to it in the recitals to this Agreement. “Securities Act” has the meaning given to it in Section 5.5. “Seller” has the meaning given to it in the preamble to this Agreement. “Seller Disclosure Letter” means the disclosure letter dated as of the date hereof and delivered by Seller to Purchaser in connection with this Agreement, attached hereto as Schedule A.

10 “Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1 (Due Organization), Section 3.2(a), (b) and (c)(i) and (ii) (Authorization; Validity; Non-contravention), Section 3.3 (Ownership of the Sale Shares), Section 4.1 (Due Organization), and Section 4.2 (Capitalization). “Shareholders Agreement” means that certain Shareholders Agreement, dated as of the date hereof, by and among Purchaser, Seller, the Founder and the Company, with respect to certain matters relating to the Company following the First Closing. “Share Purchase Price” means the First Closing Purchase Price and the Second Closing Purchase Price. “Shares” has the meaning given to it in the recitals to this Agreement. “Tax” means all income, profits, capital gains, franchise, gross receipts, payroll, sales, property, real estate, excise, customs, value added, securities transactions, stamp, environmental, withholding, employment, pensions and any other taxes and social security or insurance contributions, together with all interest, fines and penalties imposed with respect to such amounts. “Tax Return” has the meaning given to it in Section 4.9(a). “Third Party Claim” has the meaning given to it in Section 9.5(a). “Trade Secrets” means any trade secrets, know-how or other confidential or proprietary information, including inventions and invention disclosures (whether or not patentable), proprietary techniques and procedures, models, software source code, methodologies, secret formulas, drawings, specifications, and other information that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use. “Trademarks” has the meaning given to it in the definition of “Intellectual Property”. “Transaction” means the First Transaction or the Second Transaction, as the context requires. “Virtual Data Room” means the google drive maintained by Seller containing materials, documents and information relating to the Company Entities and made available in electronic form to Purchaser and its Representatives as at [***] until the date hereof. Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Unless otherwise provided in this Agreement, (a) references to this “Agreement,” other agreements or documents are to this Agreement, other agreements or documents as amended, modified, or supplemented from time to time; (b) the term “include” or “including” used in this Agreement shall be deemed to be followed by the clause “without limitation”; (c) a singular noun shall be interpreted to include its plural form, and the opposite shall be the same; (d) the number of days referred to in this Agreement shall mean the number of calendar days unless expressly described as “Business Day”; (e) the word “or” shall not be exclusive; (f) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement; (g) references to a Person herein are also to its successors and permitted assigns; (h) Article, Section and Schedule

11 references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified and (i) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as amended, modified or supplemented from time to time, including by succession of comparable successor Law, as of the applicable reference date. Headings of Articles and Sections in this Agreement are for convenience purposes only and shall not substantively affect the terms hereof. ARTICLE II PURCHASE AND SALE OF SALE SHARES Purchase and Sale of Sale Shares. On the terms and subject to the conditions set forth herein, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, (a) 2,999 Shares (the “First Closing Sale Shares”) at the First Closing and (b) 6,001 Shares (the “Second Closing Sale Shares”) at the Second Closing, in each case free and clear of all Liens. Payment of Purchase Price. The purchase price per Share of the Sale Shares shall be KRW 16,666,667. Purchaser shall pay to Seller (a) at the First Closing, KRW 49,983,334,333 (the “First Closing Purchase Price”), as consideration for the First Closing Sale Shares, in accordance with Section 2.3(c) and (b) at the Second Closing, KRW 100,016,668,667 (the “Second Closing Purchase Price”), as consideration for the Second Closing Sale Shares, in accordance with Section 2.3(e). Closing; Closing Deliverables. (a) Subject to the satisfaction or waiver (by the applicable Party) in writing of the conditions precedent set forth in Section 8.1 or Section 8.2, as applicable (other than conditions that by their nature are to be satisfied on the applicable Closing Date, but subject to the satisfaction or waiver (by the applicable Party) of those conditions on the applicable Closing Date), the First Closing or the Second Closing, as applicable, shall take place at the offices of Kim & Chang located at 39, Sajik-ro 8-gil, Jongno-gu, Seoul, Korea at 10 a.m., Seoul time, on the seventh (7th) Business Day after the date on which the last of the conditions set forth in (i) in the case of the First Closing, Section 8.1 (other than conditions that by their nature are to be satisfied on the First Closing Date) and (ii) in the case of the Second Closing, Section 8.2 (other than conditions that by their nature are to be satisfied on the Second Closing Date), has been satisfied (or waived by the applicable Party), or at such other date, time or place as the Parties shall agree in writing. (b) At the First Closing and simultaneously with Purchaser complying with its obligations under Section 2.3(c) below, Seller shall deliver, or cause to be delivered, to Purchaser: (i) a certificate of non-issuance of share certificates and a copy of consent to transfer of shares with a fixed date, duly executed and issued by the Company, with respect to the First Closing Sale Shares; (ii) a copy of the requisite corporate authorization of Seller duly authorizing the Transaction and the execution of this Agreement by Seller; (iii) a copy of the shareholders registry of the Company evidencing Purchaser’s sole legal and beneficial ownership of the First Closing Sale Shares as of the First Closing Date; and

12 (iv) a certificate confirming receipt of the First Closing Purchase Price. (c) At the First Closing and simultaneously with Seller complying with its obligations under Section 2.3(b) above, Purchaser shall deliver, or cause to be delivered to Seller: (i) the First Closing Purchase Price, by wire transfer of immediately available funds, to Seller’s bank account (as notified by Seller in writing to Purchaser at least five (5) Business Days prior to the First Closing Date); (ii) a copy of the requisite corporate authorization of Purchaser duly authorizing the Transaction and the execution of this Agreement by Purchaser; and (iii) a certificate confirming receipt of the First Closing Sale Shares. (d) At the Second Closing and simultaneously with Purchaser complying with its obligations under Section 2.3(e) below, Seller shall deliver, or cause to be delivered, to Purchaser: (i) a certificate of non-issuance of share certificates and a copy of consent to transfer of shares with a fixed date, duly executed and issued by the Company, with respect to the Second Closing Sale Shares; (ii) a copy of the shareholders registry of the Company evidencing Purchaser’s sole legal and beneficial ownership of the Second Closing Sale Shares as of the Second Closing Date; and (iii) a certificate confirming receipt of the Second Closing Purchase Price. (e) At the Second Closing and simultaneously with Seller complying with its obligations under Section 2.3(d) above, Purchaser shall deliver, or cause to be delivered to Seller: (i) the Second Closing Purchase Price, by wire transfer of immediately available funds, to Seller’s bank account (as notified by Seller in writing to Purchaser at least ten (10) Business Days prior to the Second Closing Date); and (ii) a certificate confirming receipt of the Second Closing Sale Shares. (f) Unless otherwise agreed by the Parties, all actions (i) under Section 2.3(b) and Section 2.3(c) and (ii) under Section 2.3(d) and Section 2.3(e) above are inter- dependent and will be deemed to take place simultaneously and no delivery or payment under such Sections will be deemed to have been made until all deliveries and payments under such Sections have been made. ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER Except as Fairly Disclosed, Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the First Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date):

13 Due Organization. Seller is a joint-stock company (jusik hoesa in Korean) duly organized and validly existing under the Laws of Korea and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Authorization; Validity; Non-contravention. (a) Seller has the requisite corporate power and authority and has taken, all corporate actions necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, to perform Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. (b) This Agreement has been duly executed by Seller. This Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. (c) The execution, delivery and performance by Seller of this Agreement do not, and the consummation by Seller of the Transaction will not (i) violate or conflict with any provision of the articles of incorporation or other constitutional or equivalent governance documents, as amended, of Seller or any of the Company Entities, (ii) violate, conflict with or contravene any Law applicable to Seller or any of the Company Entities or by which any of its or their respective properties or assets are bound, or give any Governmental Authority the right to challenge the Transaction (other than in connection with the Purchaser Required Approvals), (iii) result in any material breach of, or constitute a default (or event which, with the giving of notice or the lapse of time, would constitute a default) under, or result in the acceleration of, or give any other Person any rights of termination, acceleration or cancellation of, or result in any payment or payments becoming due to any Person pursuant to, any contract to which Seller or any Company Entity is a party or to which any of the assets, properties or equity interests of Seller or any Company Entity are subject, or (iv) result in the creation of any Lien on any assets or properties of Seller or any Company Entity. Ownership of the Sale Shares. Seller is the registered legal and beneficial owner of the Sale Shares. The Sale Shares have been duly authorized and issued and are fully paid and free and clear of all Liens. Seller is not a party to any outstanding contract with any Person to transfer any of the Sale Shares (other than under this Agreement with Purchaser). There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of the Sale Shares. Upon consummation of the Transaction, Purchaser shall have acquired from Seller good, valid and marketable title to the Sale Shares, free and clear of any Liens or other restrictions on transfer (other than under the Shareholders Agreement). No Governmental Approval. No Governmental Approval is required to be obtained by Seller with respect to the Company Entities or Seller prior to the Closing under applicable Law in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the Transaction. No Action. There is no Action or Governmental Order pending or, to the actual knowledge of Seller, threatened against it that, individually or in the aggregate, would prevent, materially impair or materially delay the ability of Seller to perform its obligations under this Agreement.

14 Anti-Corruption, Money Laundering and Sanctions Compliance. (a) Neither Seller, nor any of Seller’s principals, owners, officers, directors, employees or agents is currently a Government Official. No Government Official is associated with, or owns an interest, whether direct or indirect, in Seller, or has any legal or beneficial interest in the Transaction, or any payments to be made by Purchaser to Seller under this Agreement. (b) Neither Seller, nor, to the Knowledge of Seller, any of its principals, owners, officers, directors or other Persons acting on its behalf, is a Sanctioned Person, and Seller will not use any amounts payable under this Agreement for the purposes of financing the activities of any Sanctioned Person or Sanctioned Country. (c) Neither Seller, nor, to the Knowledge of Seller, any of its owners, officers, directors, employees, or other Persons acting on its behalf, has violated, or is aware of any potential violations, of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Laws. ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY ENTITIES Except as Fairly Disclosed, Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the First Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date): Due Organization. Each Company Entity is a company duly organized and validly existing under the Laws of its jurisdiction of incorporation or organization (as the case may be) and has full power and authority to own, lease and operate its properties and assets and has the capacity and ability to conduct its business in the same manner as it did in the past and in the present and as otherwise contemplated under this Agreement. Capitalization. (a) Section 4.2(a) of the Seller Disclosure Letter sets forth (i) a complete and accurate list of all entities in which the Company, directly or indirectly, owns any equity interest and (ii) the capitalization of each of the Company Entities as of the date hereof on a fully diluted basis, including the number of issued and outstanding shares and all outstanding stock options, warrants, or other rights to acquire equity interests of such Company Entity. (b) The Sale Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any put or call option, right of first refusal, subscription right, preemptive or other similar rights. (c) (i) As of the date hereof, the Company has good and valid title to (x) [***] shares of common stock of Offbeat, representing [***]% of the issued and outstanding equity interests of Offbeat, (y) [***] shares of common stock of GrayGames, representing [***]% of the issued and outstanding equity interests of GrayGames and (z) [***] shares of common stock of Welink, representing [***]% of the issued and outstanding equity interests of Welink and (ii) all such issued and outstanding equity interests of the other Company Entities have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 4.2(c) of the Seller Disclosure Letter, each Company Entity does not own any equity interest of any other Person.

15 (d) Except as set forth in Section 4.2(a) and Section 4.2(e) of the Seller Disclosure Letter, each Company Entity is not a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right other than statutory preemptive rights under applicable Laws), agreement or commitment to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any equity interest of such Company Entity. (e) Except as set forth in Section 4.2(e) of the Seller Disclosure Letter and the Shareholders Agreement, no Person has any right of first refusal, right of first offer, right of first negotiation, preemptive right (other than statutory preemptive rights under applicable Laws), anti-dilution right, tag-along right, drag-along right, co-sale right or any similar right, or any consent right, with respect to (i) the issuance, sale, transfer or other disposition of any equity securities of any Company Entity, or (ii) the entry by any Company Entity into any equity or debt financing or other capital-raising transaction. Financial Statements; Books and Records; No Undisclosed Liabilities. (a) Seller has made available to Purchaser the financial statements of the Company Entities, consisting of a balance sheet and statement of operations, as of, and for the fiscal year ended December 31, 2025 (the “Financial Statements”). The Financial Statements have been prepared in all material respects in accordance with the Company Accounting Practices and Procedures, applied on a consistent basis. (b) The Financial Statements fairly present in all material respects the financial position of the Company Entities as at the date of, and the results of operations of the Company Entities for the period referred to in, such Financial Statements. (c) The books and records of each Company Entity are maintained in accordance with all applicable Laws in all material respects, and fairly reflect all material transactions that are or should be therein described. (d) The Company Entities do not have any material liabilities that are required to be set forth in a financial statement prepared in accordance with the Company Accounting Practices and Procedures, except for liabilities (i) set forth in Section 4.3(d) of the Seller Disclosure Letter, (ii) reflected in the Financial Statements or (iii) incurred in the Ordinary Course since December 31, 2025. Absence of Certain Changes. (a) Since December 31, 2025, (i) the businesses of each Company Entity have been conducted in all material respects in the Ordinary Course through the date hereof and (ii) there has not occurred any fact, change, effect, event or occurrence that has had or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. (b) Except as set forth in Section 4.4(b) of the Seller Disclosure Letter, since December 31, 2025 to the date hereof, there has not been any action or event that would have required Purchaser’s consent pursuant to Section 6.2(b) (as in effect on the date hereof) had such action or event occurred after the date hereof. Compliance with Laws. (a) Except as set forth in Section 4.5(a) of the Seller Disclosure Letter, for the past one (1) year, (i) no Company Entity has been in violation of any Law applicable to its business in any material respect, (ii) to the Knowledge of Seller, no circumstance exists that

16 (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation of any applicable Law by any Company Entity, and (iii) there is no pending or, to the Knowledge of Seller, threatened (in writing) regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Company Entity. (b) Except as set forth in Section 4.5(b) of the Seller Disclosure Letter, no Company Entity (i) has at any time during the past one (1) year received any notice from any Governmental Authority alleging any material non-compliance by such Company Entity with respect to any such applicable Laws and (ii) is party or subject to any Governmental Order with or by any Governmental Authority that imposes any restrictions on or otherwise affects such Company Entity in any material respect. Governmental Approvals. Each Company Entity holds all Governmental Approvals necessary for the lawful operation of the businesses of such Company Entity as presently conducted or that are necessary for the lawful ownership of its material properties and assets. All such Governmental Approvals are in full force and effect, and, to the Knowledge of Seller, there exists no event which, whether with notice or lapse of time or both, could reasonably be expected to result in a revocation, suspension or non-renewal of any such Governmental Approval. No Proceedings. There are no material Actions pending or, to the Knowledge of Seller, threatened in writing, against any Company Entity. Employee Benefit Plans; Labor Matters. (a) True, complete and correct list and copies of all material Employee Benefit Plans as of April 30, 2026 have been made available to Purchaser or its Representatives. With respect to such material Employee Benefit Plans, Seller or the relevant Company Entity has made available to Purchaser or its Representatives true and correct copies of the applicable Employee Benefit Plan documents, together with all amendments thereto, as of April 30, 2026 or has disclosed the relevant information to Purchaser or its Representatives during the due diligence process on the relevant Company Entity. (b) Except as set forth in Section 4.8(b) of the Seller Disclosure Letter, each Employee Benefit Plan is in compliance with applicable Law in all material respects and is administered and operated in all material respects in accordance with its terms. With respect to each Employee Benefit Plan that is intended to be, or required by applicable Law to be, funded and/or book-reserved, such plan is funded and/or book reserved, as appropriate, and to the extent no funding is required under applicable Law, adequate accruals under applicable accounting principles are reflected in the Financial Statements. (c) Neither the execution and delivery of this Agreement nor the consummation of the Transaction will (either alone or together with any other event, contingent or otherwise, including a termination of employment or service) (i) entitle any current or former employee, director, officer or independent contractor of any Company Entity to any material payment (other than severance pay required by any applicable Law or severance pay pursuant to the internal regulations of such Company Entity including such Company Entity’s regulation relating to severance payment of officers and the regulation relating to officers), or (ii) accelerate the time of funding, payment or vesting, or materially increase the amount of, any compensation or benefits due to any such employee, director, officer or independent contractor. (d) Except as set forth in Section 4.8(d) of the Seller Disclosure Letter, all

17 payments required under each Employee Benefit Plan, other contract or by Law (including all wages, bonuses, other compensation, severance pay, benefits, contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the applicable Company Entity in accordance with the provisions of such Employee Benefit Plans, other contracts, and applicable Law. (e) Except as set forth in Section 4.8(e) of the Seller Disclosure Letter, no Action or Governmental Order is made, commenced or, to the Knowledge of Seller, threatened in writing against any Company Entity with respect to (i) any Employee Benefit Plan (other than routine claims for benefits made in the Ordinary Course) or (ii) employment discrimination, unfair labor practices, safety or other employment-related charges or complaints, wage and hour claims, unemployment claims, workers’ compensation claims or any other claims arising from or relating to the employment of any of the employees of any Company Entity or relationship of any Company Entity with any independent contractor or dispatched, subcontracted or outsourced worker. (f) There is no labor union established within any Company Entity, and no Company Entity is a party to any collective bargaining agreement with any labor union. No labor organization or group of employees of any Company Entity has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with any labor relations tribunal. There is no organizing activity involving any Company Entity pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees of such entity. Except as set forth in Section 4.8(f) of the Seller Disclosure Letter, each Company Entity has duly and lawfully executed all written agreements with the workers’ representative required under applicable Laws in connection with the human resources and labor management systems adopted by such Company Entity, and all such agreements are valid and remain in full force and effect. (g) Except as set forth in Section 4.8(g) of the Seller Disclosure Letter, each Company Entity is, and for the past one (1) year has been, in compliance with (A) applicable Law relating to employment or use of any employee, director, officer, independent contractor or dispatched, subcontracted or outsourced worker and labor unions, (B) all contracts entered into with any employee or workers’ representative, and (C) all internal human resources policies, rules, and regulations (including the rules of employment), in all material respects, and such Company Entity has no material contributions due and unpaid to any Governmental Authority under any such Law and such Company Entity is not liable for any unpaid wage, allowances, bonus, severance, pension or benefits to its directors, officers, employees and independent contractors, other than accrued and unpaid wage, allowance, bonus, severance, pension or benefit for the latest wage, allowance, bonus, severance, pension or benefit period (in the case of pension, including any accrued pension in accordance with the applicable pension plan), as applicable, in its Ordinary Course. (h) For the past one (1) year, there has been no pending, or, to the Knowledge of Seller, threats of, strike, lockout, work stoppage, slowdown or collective labor dispute affecting any Company Entity. (i) The consummation of the Transaction will not give rise to any obligations to obtain consent or any opinion from any labor union, works council or other employee representative bodies representing all or any category of employees of any Company Entity. Each Company Entity has satisfied all applicable requirements to inform, consult with or provide notice of the Transaction to any labor union, works council or other employee

18 representative bodies representing all or any category of employees of such Company Entity. Tax Matters. (a) Each Company Entity has filed or caused to be filed with the appropriate taxing Governmental Authorities in a timely manner all returns, declarations and reports for Taxes (each, a “Tax Return”) that are required to be filed (taking into account any applicable extension of time within which to file) on or before the First Closing Date, and, to the Knowledge of Seller, such Tax Returns are true, correct and complete. No issue that has been raised in writing by a relevant taxing Governmental Authority in connection with any Tax Return is currently pending and no taxing Governmental Authority in any jurisdiction where no Company Entity files Tax Returns has made any written claim that a Company Entity is required to file Tax Returns in such jurisdiction. (b) All Taxes and Tax liabilities of each Company Entity that are due and payable have been paid in on or before the First Closing Date or accrued on the books and records of such Company Entity in accordance with the Company Accounting Practices and Procedures, including Taxes that are being contested in good faith and for which appropriate reserves have been set aside in accordance with the Company Accounting Practices and Procedures. (c) Each Company Entity has, in all material respects, withheld and paid to the appropriate taxing Governmental Authorities proper amounts of all Taxes required to have been withheld from payments made to other Persons, including its directors, officers, employees and service providers, in compliance with applicable Law. (d) No Company Entity has any outstanding agreement relating to the sharing or allocation of Taxes or engaged in any transaction with the purpose of evading any Tax in any taxing jurisdiction where any Company Entity operates. (e) No Company Entity has any outstanding (i) agreement for the extension of time to file any Tax Return or pay any Tax to any taxing Governmental Authority or (ii) waiver of any statutes of limitation for the assessment of any Tax by any taxing Governmental Authority. (f) There is no Lien on any of the assets of any Company Entity that arose in connection with any failure (or alleged failure) to pay any Tax. (g) No Action relating to any Taxes for which any Company Entity may be liable is pending, being conducted or, to the Knowledge of Seller, threatened in writing by any taxing Governmental Authority. No Company Entity has received from any taxing Governmental Authority a notice indicating an intent to open an audit or review, or a notice of deficiency or proposed adjustment of any Tax amount (other than routine requests for information in the Ordinary Course). Intellectual Property. (a) Each of the Registered IP Rights other than those subject to pending application is valid, subsisting, in full force and effect and enforceable. All necessary registration, maintenance and renewal fees due in connection with all Registered IP Rights have been paid and all documents and certifications necessary to record the applicable Company Entity’s ownership of such Registered IP Rights have been filed with the relevant Governmental Authorities. None of the Owned Intellectual Property is subject to any material outstanding Governmental Order restricting the use thereof by the applicable Company Entity.

19 (b) Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, the applicable Company Entity solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property, including the Registered IP Rights, in each case free and clear of all Liens. (c) Each Company Entity owns or has the valid and enforceable right to use all Intellectual Property that is used in or necessary to conduct the business of such Company Entity as currently conducted (including, without limitation, all Intellectual Property necessary to launch, operate, and service its games), free of all Liens, subject to the terms and conditions of the relevant license agreements, if applicable. (d) Each Company Entity, its products and services and operation of its business do not infringe, violate or misappropriate in any material respect and, to the Knowledge of Seller, has not infringed, violated or misappropriated in any material respect, any Intellectual Property of any third party. Each Company Entity is, and to the Knowledge of Seller has been, in compliance in all material respects with all terms and conditions of any license agreements and use conditions applicable to any third-party Intellectual Property used by such Company Entity (including, without limitation, any open source software). To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property. No Company Entity has sent any written communication alleging the foregoing or challenging the validity or enforceability of any Intellectual Property of any Person. (e) There are no Actions pending or, to the Knowledge of Seller, threatened (i) in which any third party is alleging the infringement, misappropriation or other violation by any Company Entity of any Intellectual Property of any Person (including in the form of “cease and desist” letters, indemnification claims or “invitation to license” letters), or (ii) challenging the validity, enforceability or ownership of any Owned Intellectual Property. Furthermore, to the Knowledge of Seller, there have been no claims or instances (A) where any current or former director, officer or employee of any Company Entity has been alleged to have infringed, misappropriated or otherwise violated any Intellectual Property (including trade secrets) of any third party (including any former employer) or breached any non-competition or non- solicitation agreement in connection with his or her service with such third party, and (B) any former director, officer or employee of any Company Entity has misappropriated or disclosed any trade secrets of any Company Entity or breached any non-competition or non-solicitation obligations owed to any Company Entity. (f) Each Company Entity takes appropriate measures to maintain and protect the confidentiality and secrecy of (i) all Trade Secrets included in the Owned Intellectual Property and (ii) all Trade Secrets of third parties which were provided to such Company Entity under confidentiality obligations (including, in each case of the foregoing, any information that would have been a Trade Secret but for any failure of such Company Entity to act in a manner consistent with this Section 4.10(f)) (clauses (i) and (ii) together, “Confidential Know-How”), including by causing all of its current officers, directors, employees, contractors and consultants with access to such Confidential Know-How to execute binding confidentiality and nondisclosure agreements which obligate such Person to maintain the confidentiality of Confidential Know-How, and, to the Knowledge of Seller, there has been no breach of such agreements by any party thereto or unauthorized disclosure, misappropriation or loss of any Confidential Know-How. (g) Each Person (including founders, and current and former employees, contractors, and consultants) who has contributed to the creation or development of any

20 Intellectual Property in the course of such Person’s employment or engagement with, or otherwise for or on behalf of, any Company Entity, has assigned in writing to such Company Entity all of such Person’s right, title and interest in, to and under all such Intellectual Property (to the extent that such rights do not vest in such Company Entity by operation of law), and no such Person owns, holds or has any right, claim, title, interest or option (including the right to further remuneration or consideration) directly or indirectly, with respect to any such Intellectual Property (other than any statutory right to compensation for employee inventions or works that cannot be waived or assigned under applicable Law), or has made, or threatened in writing to make, any assertion of any of the foregoing. Material Contracts. (a) Seller has made available to Purchaser copies of each Material Contract (and all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto) in the Virtual Data Room as of the date hereof that are correct and complete (in each case subject to any redaction reasonably deemed necessary or appropriate in connection with sensitive information). (b) Each Material Contract is in full force and effect and is a valid and binding agreement of, and is an enforceable obligation against, the applicable Company Entity. Neither the applicable Company Entity nor, to the Knowledge of Seller, any other party thereto, is in material breach or violation of, or material default (including failure to pay any due amount) under, or has provided any written notice of any intention to terminate or modify, any Material Contract and to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach thereof or a default thereunder or would result in a termination, modification, acceleration or vesting of any rights or obligations or loss of benefits thereunder. No change or amendment of the effectiveness or conditions of any Material Contract shall be caused by the execution, delivery or performance of this Agreement or the consummation of the Transaction, other than any amendment, consent or waiver contemplated by Section 8.2. (c) Since December 31, 2025, no Company Entity has asserted or received written notice rescinding or terminating any Material Contract, nor, to the Knowledge of Seller, has any party to any Material Contract threatened or purported to provide such notice. Real Property. (a) No Company Entity owns any real property. (b) True, complete and correct list and copies of all leases of real property (the “Real Property Leases”) to which any Company Entity is a party (as lessee, sublessee, sublessor or lessor), together in each case with the street address thereof and the name(s) of the current landlord (or comparable) entity and current tenant (or comparable) entity, have been made available to Purchaser or its Representatives. With respect to each Real Property Lease to which any Company Entity is a lessee or sublessee, such Company Entity has valid leasehold interests in all leased real properties described in such Real Property Lease, free and clear of all Liens other than those of the lessors of such property. (c) Each Company Entity has good and valid title to, or a valid leasehold interest in, all movable property that are material to its business, free and clear of all Liens other than those of the lessors of leased property, and such material movable property are in good operating condition in all respects, subject to ordinary wear and tear.

21 (d) The properties, assets and rights of each Company Entity include, in all material respects, all properties, assets and rights (i) used or held for use in connection with its business and (ii) necessary and sufficient for the continued conduct of its business at the First Closing in substantially the same manner as conducted prior to the First Closing. (e) The use and operation of the material real property in the conduct of each Company Entity’s business do not violate in any material respect any applicable Law or terms or conditions of the applicable Real Property Lease. Related Party Transaction. Except as set forth in Section 4.13 of the Seller Disclosure Letter, all material transactions and obligations made or entered into by each Company Entity in connection with such Related Party Transactions were on terms and conditions no less favorable to such Company Entity than the terms and conditions for a comparable arm’s-length transaction with an unrelated third party at such time. For the avoidance of doubt, all such material Related Party Transactions, except as set forth in Section 4.13 of the Seller Disclosure Letter, have been conducted on an arm’s-length or market-value basis or on terms and conditions more favorable to the applicable Company Entity than the terms and conditions for a comparable arm’s-length transaction with an unrelated third party and, in all material respects, in compliance with applicable tax laws, including Article 52 of the Corporate Tax Act of Korea and the Adjustment of International Taxes Act of Korea. Insurance. Except as set forth in Section 4.14 of the Seller Disclosure Letter, each Company Entity is subscribed for and maintains at least the legally required coverage under all commercial or social insurance policies mandatorily required under applicable Law. No written notice of material default or termination has been received by any Company Entity in respect of any such mandatorily required insurance policy as of the date hereof, and all premiums due on such mandatorily required insurance policies have been paid in full. All such insurance policies are in full force and effect and are not adversely affected as a result of the First Closing. No Insolvency. Each Company Entity is not insolvent or unable to pay its debts as they become due, and has not suspended payment of its debts as they became due. No liquidator, administrator, receiver or administrative receiver or local equivalent has been appointed in respect of the whole or any part of the assets or undertaking of any Company Entity. No petition has been presented, no order has been made and no resolution has been passed for the liquidation or winding up of any Company Entity. No voluntary arrangement or compromise or other arrangement with creditors has been proposed, agreed or sanctioned under any applicable Law in respect of any Company Entity. Environmental Matters. (a) Except as set forth in Section 4.16(a) of the Seller Disclosure Letter, the Company Entities have complied and are currently in compliance with all applicable Environmental Laws in all material respects. (b) There is no pending or, to the Knowledge of Seller, threatened Action, notice of noncompliance or information request seeking to impose, or that would result in the imposition of, any material liability on the Company Entities arising under any Environmental Law or from the release or presence of or exposure to hazardous substances. IT Security; Data Privacy.

22 (a) The IT Systems are in good working order and condition (subject only to ordinary wear and tear), and are sufficient in all material respects to conduct the businesses of the Company Entities as currently conducted. Each Company Entity currently takes reasonable and appropriate actions to (i) maintain the continuous operation of the IT Systems and implement backup and reasonable disaster recovery plans, procedures and facilities and (ii) protect the integrity and security of the IT Systems, and all data, including Personal Information and Confidential Know-How, collected or processed thereby or stored therein (including by implementing and monitoring compliance with administrative, technical and physical safeguards that conform with all applicable contractual obligations, policies of such Company Entity relating to the security of the IT Systems or Personal Information, Privacy Laws and applicable industry standards). For the past one (1) year, there have been no material failures or other material substandard performances, material violations, material disruptions, material breaches or material unauthorized uses of, or accesses to, any IT Systems (including ransomware attacks). (b) Except as set forth in Section 4.17(b) of the Seller Disclosure Letter, each Company Entity is in compliance in all material respects, and, for the past one (1) year, has been in compliance in all material respects, with all applicable Privacy Laws, contractual obligations and privacy policies adopted by the Company Entities. For the past one (1) year, there have been no material complaints, claims or warnings received in writing by any Company Entity, whether from a Governmental Authority or an individual against or pertaining to such Company Entity, with respect to the processing or security of any Personal Information by or on behalf of such Company Entity (other than routine inquiries, requests or complaints from users received and handled in the Ordinary Course). Anti-Corruption, Anti-Money Laundering and Sanctions Laws. (a) Each Company Entity and its directors, officers, employees or any other Representatives acting on behalf of a Company Entity has for the past one (1) year complied with Anti-Corruption Laws. None of the Company Entities and any of their respective directors, officers, employees or any other Representatives acting on behalf of the Company Entities has, for the past one (1) year: (i) offered, promised, provided, or authorized the provision of, any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any Government Official, or any Person acting in an official capacity, to influence official action or secure an improper advantage, or otherwise in violation of any Anti-Corruption Law; (ii) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, Government Official or employee or other Person who was or is in a position to help or hinder the Company Entities (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for domestic or foreign public office; or (iii) for purposes of the immediately foregoing clauses (i) and (ii), established or maintained any unrecorded fund or asset or made any false entries on any books or records. (b) The operations of the Company Entities have been conducted for the past one (1) year in compliance with Anti-Money Laundering Laws. None of the Company Entities and any of their respective directors, officers, employees or agents acting on behalf of the Company Entities has, for the past one (1) year violated, or is aware of any potential violations of, Anti-Money Laundering Laws. (c) Each Company Entity and, to the Knowledge of Seller, its directors, officers, employees or any other Representatives acting on behalf of a Company Entity has

23 since April 2019 complied with all applicable Sanctions Laws. None of the Company Entities and any of their respective directors, officers, employees or any other Representatives acting on behalf of the Company Entities is a Sanctioned Person nor, to the Knowledge of Seller, has engaged in any dealings or transactions with or for the benefit of any Sanctioned Person, nor, to the Knowledge of Seller, otherwise violated Sanctions Laws since April 2019. No Sanctioned Person beneficially owns any interest in any Company Entity. (d) Except as set forth in Section 4.18(d) of the Seller Disclosure Letter, each Company Entity has instituted and maintained policies, procedures and internal controls that are reasonable and appropriate in light of the size and nature of its business and are designed to prevent, detect and deter violations of applicable Anti-Corruption Laws, Sanctions Laws, and Anti-Money Laundering Laws. Outbound Investment. No Company Entity is a “covered foreign person” as that term is defined in Part 31 Section 850.209 of the U.S. Code of Federal Regulations. Accounts Receivable. The accounts receivable of each Company Entity have accrued in the Ordinary Course and are enforceable against the obligors in all material respects, subject to reserves for doubtful accounts reflected in the Financial Statements. There are no material disputes with respect to any of such accounts receivable that have not been reserved for on the Financial Statements. No Broker. No Company Entity has engaged any broker or finder, or incurred any liability for any brokerage or finder’s fee or commission, in connection with the Transaction. ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER Purchaser hereby represents and warrants to Seller as follows as of the date hereof and as of the First Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date): Due Organization. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Authorization; Validity; Non-contravention. (a) Purchaser has the requisite corporate power and authority and has taken all corporate actions necessary to execute this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed by Purchaser. Assuming that this Agreement constitutes a valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. (b) The execution, delivery and performance by Purchaser of this Agreement do not, and the consummation by Purchaser of the Transaction will not (i) violate

24 or conflict with any provision of the articles of incorporation or other constitutional or equivalent governance documents, as amended, of Purchaser, (ii) violate, conflict with or contravene any Law applicable to Purchaser or by which any of its properties or assets are bound, or give any Governmental Authority the right to challenge the Transaction, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or the lapse of time, would constitute a default) under, or result in the acceleration of, or give any other Person any rights of termination, acceleration or cancellation of, or result in any payment or payments becoming due to any Person pursuant to, any contract to which Purchaser or any of its subsidiaries is a party or to which any of the assets, properties or equity interests of Purchaser or any of its subsidiaries are subject. No Governmental Approvals. Other than the Purchaser Required Approvals, no Governmental Approval is required to be obtained by Purchaser prior to the Closing under applicable Law in connection with the execution, delivery and performance of this Agreement or the consummation by Purchaser of the Transaction. No Action. There is no Action or Governmental Order pending or, to the Knowledge of Purchaser, threatened against Purchaser that, individually or in the aggregate, would prevent, materially impair or materially delay the ability of Purchaser to perform its obligations under this Agreement. SEC Reports. Purchaser has filed or furnished all registration statements, prospectuses, forms, reports, schedules, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other applicable Law, since the initial filing of its Registration Statement on Form S-1 (File No. 333-279863) relating to its initial public offering (collectively, including all amendments and supplements thereto and all exhibits and schedules thereto, the “SEC Reports”). As of their respective dates (or, if amended or supplemented, as of the date of the last such amendment or supplement), the SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Purchaser Material Adverse Effect. Since the date of the Purchaser’s most recent periodic report filed with the SEC prior to the date hereof, there has not occurred any event, change, circumstance, condition, development, effect or occurrence that, individually or in the aggregate, has or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole. (“Purchaser MAE”): provided, that none of the following (nor any adverse change, effect, occurrence, state of facts or circumstance relating to or arising from the following) shall constitute a Purchaser MAE or be taken into account in determining whether a Purchaser MAE has occurred or would occur: (i) the execution and performance of this Agreement or the pendency or completion of the Transaction; (ii) general changes or developments in the industry or market sector in which Purchaser or any of its subsidiaries conducts business (other than to the extent such changes or developments adversely affect Purchaser and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in the same region); (iii) any change in applicable Law or accounting regulations, or in principles or interpretations thereof;

25 (iv) any outbreak or escalation of hostilities or war, any act of terrorism, or any “Acts of God,” natural disasters or weather effects (including hurricane, flood, tornado or earthquake), pandemic and epidemics; (v) any action taken (or omitted to be taken) by Purchaser that is expressly required by the terms of this Agreement, or that is pursuant to a specific written request of Seller; or (vi) any failure by Purchaser or any of its subsidiaries to meet its internal or published projections, budgets, plans, forecasts or estimates of its revenues, earnings or other financial performance or results of operations for any period (provided, that the underlying facts giving rise to such failure may be taken into account in determining the Purchaser MAE to the extent not otherwise excluded herein). Litigation. Except as set forth in Section 5.7 of the Purchaser Disclosure Letter, there is no Action or Governmental Order pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries. Purchaser maintains the proper insurance coverage in respect of the Actions set forth in Section 5.7 of the Purchaser Disclosure Letter in amounts and on terms that are reasonable and customary for a company of its size and nature. ARTICLE VI PRE-CLOSING COVENANTS Access and Information. (a) During the First Interim Period, subject to applicable Law and confidentiality obligations of the Company Entities owed to third parties, at the reasonable request of Purchaser, Seller shall, and shall cause each Company Entity to, upon reasonable prior written notice and during regular business hours, afford Purchaser and each of its Representatives reasonable access to such assets, contracts, books and records and other documents, offices and other facilities, senior management and other key personnel of the Company Entities and such other information concerning the Company Entities as reasonably necessary for Purchaser to prepare for the First Closing; provided, that such access (i) shall be coordinated and arranged only through one or more Representatives designated by Seller, (ii) does not materially interfere with the ordinary operation of the Company Entities, and (iii) is conducted at Purchaser’s sole cost and expense. (b) During the Second Interim Period, Purchaser’s rights to receive information regarding the Company Entities shall be as provided under the Shareholders Agreement; provided, that Seller shall, and shall cause each Company Entity to, furnish such information as is reasonably necessary for Purchaser to prepare for the Second Closing or to make the filings for or obtain the Purchaser Required Approvals in respect of the Second Closing, subject to clauses (i) through (iii) of Section 6.1(a) above. Conduct of Business. (a) During the First Interim Period and the Second Interim Period, except (i) as required by any Law or Governmental Order applicable to the Company Entities or (ii) as expressly contemplated by this Agreement, Seller shall cause each Company Entity (x) to conduct its business in the Ordinary Course and to preserve substantially intact such Company Entity’s business organizations, and (y) to use commercially reasonable efforts to maintain and preserve its relationships and goodwill with its customers, suppliers, employees and others having material business dealing with such Company Entity. (b) During the First Interim Period, Seller shall cause each Company Entity,

26 without the prior written consent of Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), not to (i) terminate any Material Contract, (ii) renew, amend, grant a waiver under or otherwise modify any Material Contract or (iii) enter into any contract that would constitute a Material Contract if in effect as of the date hereof, in each case other than in the Ordinary Course. Notwithstanding any provisions to the contrary, the Parties hereby acknowledge and agree that (A) the execution, renewal, amendment or modification of, and any activities and transactions conducted under, the contracts relating to the development, licensing (whether exclusive or non-exclusive), publishing, distribution or service of games, content, characters or other Intellectual Property of the Company Entities, in each case other than Material Contracts, shall be deemed to take place in the Ordinary Course and thus shall not be subject to the Purchaser’s prior written consent under this Section 6.2; and (B) with respect to any such contracts constituting Material Contracts, any action described in the first clause of this Section 6.2(b) shall require the prior written consent of Purchaser; provided, that, notwithstanding any provisions to the contrary, (x) from and after the First Closing, such consent shall exclusively be subject to, and administered in accordance with, Section 2.2 of the Shareholders Agreement, mutatis mutandis; and (y) any action expressly contemplated by, or taken by Seller or any of the Company Entities for the purpose of satisfaction or fulfillment of, Section 8.2 (including the amendments to certain agreements relating to GrayGames as described in Section 8.2(b)(iii)) shall not require the prior written consent of Purchaser under this Section 6.2. Cooperation. During the First Interim Period and the Second Interim Period, each of Purchaser and Seller shall cooperate and use its reasonable efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including the satisfaction of the respective conditions set forth in Article VIII. Purchaser Required Approvals. During the First Interim Period or the Second Interim Period, as applicable, as promptly as practicable, Purchaser shall file applications for, and use all reasonable efforts to obtain, the applicable Purchaser Required Approvals with the relevant Governmental Authorities. In connection with filing such applications for Purchaser Required Approvals, Seller shall, and shall cause the Company to, provide all information reasonably requested by Purchaser as required for such filings, and use commercially reasonable efforts to cooperate with Purchaser and supply as promptly as practicable to the relevant Governmental Authorities any additional information and documentary material relating to the Seller and the Company Entities that may be requested by any relevant Governmental Authority, in each case to the extent reasonably necessary to obtain such Purchaser Required Approvals. Notification of Certain Matters. During the First Interim Period and the Second Interim Period, each Party shall promptly notify the other Party of (i) any breach of its representations and warranties contained in this Agreement or of any failure to perform any covenant or agreement of such Party contained in this Agreement that would reasonably be expected to result in the failure of any condition set forth in Article VIII to be satisfied, (ii) any notice or other communication from any Person stating that the consent of such Person is or may be required in connection with the Transaction, (iii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting Seller or the Company Entities, or Purchaser, as applicable, that relates to the consummation of the Transaction or (iv) any development that is likely to cause a condition to the applicable Closing not to be capable of being satisfied on or prior to the First Closing Long Stop Date or the Second Closing Long

27 Stop Date, as applicable; provided, that no such notice shall affect any remedies of any Party hereunder. The providing of notice under this Section 6.5 shall not relieve any Party of any responsibility for a breach of the relevant representation or warranty nor shall such notice be deemed to update any Seller Disclosure Letter or other schedule or exhibit to this Agreement. Third Party Consents. During the First Interim Period and the Second Interim Period, Seller shall, and shall cause each Company Entity to, give all notices to, and obtain all consents from, all Persons as required to consummate the Transaction, pursuant to any Material Contract to which such Company Entity is a party or by which any of such Company Entity’s assets or properties are bound, any Governmental Approval of such Company Entity or any insurance policy of such Company Entity; provided, however, that neither Seller nor any Company Entity shall be required to pay any consideration, incur any liability or grant any concession to any third party to obtain any such consent. Purchaser shall, and shall cause its Affiliates to, reasonably cooperate with Seller in seeking such consents, including by promptly providing information regarding Purchaser and its Affiliates as any such Person may reasonably request. Further Assurance. Each Party shall use its reasonable best efforts to take, or cause to be taken, any and all actions to do, or cause to be done, and any and all things necessary, appropriate or advisable to consummate and make effective the Transaction contemplated hereby (including satisfaction, but not waiver, of the conditions precedent which it is responsible for or otherwise in control of, as set forth in Article VIII below) as soon as possible. ARTICLE VII POST-CLOSING COVENANTS Confidentiality; Public Announcement. (a) Each Party shall, and shall cause its Affiliates to, keep confidential and not use or disclose in any manner any Confidential Information to any Person, except (i) with the other Party’s prior written consent or (ii) to its Affiliates or its or its Affiliates’ Representatives on a need-to-know basis so long as each such Representative to whom the Confidential Information is so disclosed agrees to keep such Confidential Information confidential. The confidentiality obligation under this Section 7.1 shall continue to be effective for so long as such Party holds any Shares and for a period of two (2) years thereafter; provided, that any Confidential Information constituting Trade Secrets shall be kept confidential for so long as such information remains Trade Secret. (b) Each Party shall not, and shall cause its Affiliates and its and their respective Representatives not to, use any non-public information provided by or on behalf of the other Party, the other Party’s Affiliates or Representatives during the due diligence process for any purpose other than to evaluate and consummate the Transaction. (c) Each Party and/or its Affiliates shall be entitled to disclose any Confidential Information if and to the extent required by applicable Law, requested by any Governmental Authority and/or to enforce its rights and remedies hereunder in any Action in respect of this Agreement; provided, that the disclosing Party shall, to the extent permitted under applicable Law or by such Governmental Authority, notify the other Party as soon as practicable upon becoming aware of any such requirement or request and use reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed. Notwithstanding the foregoing, from and after the First Closing, with respect to disclosure of Confidential Information

28 regarding any Company Entity that is required to be made by Purchaser or any of its Affiliates under (x) the rules of the SEC or any securities exchange on which such Person's securities are listed, or (y) the Financial Investment Services and Capital Markets Act of Korea or the disclosure regulations of the Korea Exchange, such Person shall not be required to obtain the prior confidential treatment contemplated by the preceding proviso; provided, that the Purchaser shall, and shall cause its relevant Affiliate to, (i) limit such disclosure to the information required to be disclosed under such rules or regulations, (ii) with respect to any disclosure of financial information of any Company Entity made on a periodic or recurring basis in the Ordinary Course pursuant to such rules or regulations, not be required to provide Seller with any prior notice of, or consult with Seller in connection with, such disclosure; and (iii) with respect to any other disclosure concerning the business or operations of any Company Entity required under such rules or regulations, obtain the prior written consent of Seller when making such disclosure, to the extent not prohibited by applicable Law; provided, further, that, if and to the extent reasonably requested by Purchaser in connection with any notice or consultation under clause (iii) above, Seller shall cause its relevant Representatives receiving any information in connection therewith to execute and deliver a confidentiality and non-disclosure agreement in the form reasonably designated by Purchaser prior to receiving such information. (d) No Party or any of its Affiliates may issue any press release or any other publicity relating to this Agreement, the Transaction or any material non-public information regarding any Company Entity, without the prior consent of the other Party; provided, that no such prior consent shall be required for any Game Marketing Release, which the relevant Party (that will be Seller prior to the Second Closing, and Purchaser from and after the Second Closing) shall instead share with the other Party a reasonable time prior to its intended issuance. For purposes of this Section, "Game Marketing Release" means a press release or other publicity issued by a Company Entity or its publisher relating to the marketing or promotion of a specific game, character, content or service developed or operated by such Company Entity (including game launches, updates, in-game events, collaborations and related promotional campaigns). If any Party is required by applicable Law to make any public disclosure of this Agreement or the Transaction or any material non-public information regarding any Company Entity, then the Party obligated to make such public disclosure shall immediately notify the other Party of such obligation, and the Parties shall consult with each other before such public disclosure is made and give each other the reasonable opportunity to review and comment upon such public disclosure; provided, that this Section shall not restrict any disclosure permitted under Section 7.1(c). ARTICLE VIII CONDITIONS PRECEDENT Conditions to the First Closing. The respective obligations of Seller and Purchaser to consummate the First Transaction are subject to the satisfaction, or waiver by Seller or Purchaser, as applicable, on or prior to the First Closing of the following conditions: (a) Conditions to the Obligations of Each Party. The respective obligations of Seller and Purchaser to consummate the First Transaction are subject to the satisfaction on or prior to the First Closing of the following conditions: (i) No Conflicts. No Law, guidelines and plans of the Governmental Authority shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, materially restricts or makes illegal the consummation of the First Transaction.

29 (b) Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the First Transaction are subject to the satisfaction or waiver by Purchaser on or prior to the First Closing of the following additional conditions: (i) Performance. All of the agreements and covenants of Seller to be performed or complied with by Seller at or prior to the First Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects. (ii) Representations and Warranties. (x) The Seller Fundamental Representations shall be true and correct in all respects (without regard to any qualification as to materiality or Material Adverse Effect included therein) as of the First Closing Date; and (y) each of the representations and warranties of Seller set forth in Articles III and IV (other than the Seller Fundamental Representations) shall be true and correct in all material respects (without regard to any qualification as to materiality or Material Adverse Effect included therein, except that the qualification as to Material Adverse Effect set forth in Section 4.4(a)(ii) shall be given full effect) as of the First Closing Date (or, if such representations and warranties refer specifically to an earlier date, as of such earlier date). (iii) Shareholders Agreement. The Shareholders Agreement shall have been validly executed and delivered by the parties thereto other than Purchaser. (iv) Governmental Approval. All Governmental Approvals that are required to be obtained or made by Seller prior to the First Closing for the consummation of the First Transaction shall have been obtained or made without any conditions. (c) Conditions to the Obligations of Seller. The obligations of Seller to consummate the First Transaction are subject to the satisfaction or waiver by Seller on or prior to the First Closing of the following additional conditions: (i) Performance. All of the agreements and covenants of Purchaser to be performed or complied with by Purchaser at or prior to the First Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects. (ii) Representations and Warranties. (x) The Purchaser Fundamental Representations shall be true and correct in all respects (without regard to any qualification as to materiality or material adverse effect included therein) as of the First Closing Date; (y) each of the representations and warranties of Purchaser set forth in Article V (other than the Purchaser Fundamental Representations) shall be true and correct in all material respects (without regard to any qualification as to materiality included therein) as of the First Closing Date (or, if such representations and warranties refer specifically to an earlier date, as of such earlier date). (iii) Shareholders Agreement. The Shareholders Agreement shall have been validly executed and delivered by Purchaser. (iv) Governmental Approval. All Governmental Approvals (including all Purchaser Required Approvals) that are required to be obtained or made by Purchaser prior to the First Closing for the consummation of the First Transaction shall have been obtained or made without any conditions. Conditions to the Second Closing. The respective obligations of Seller

30 and Purchaser to consummate the Second Transaction are subject to the satisfaction, or waiver by Seller or Purchaser, as applicable, on or prior to the Second Closing of the following conditions: (a) Conditions to the Obligations of Each Party. The respective obligations of Seller and Purchaser to consummate the Second Transaction are subject to the satisfaction on or prior to the Second Closing of the following conditions: (i) No Conflicts. No Law, guidelines and plans of the Governmental Authority shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, materially restricts or makes illegal the consummation of the Second Transaction. (b) Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Second Transaction are subject to the satisfaction or waiver by Purchaser on or prior to the Second Closing of the following additional conditions: (i) Performance. All of the agreements and covenants of Seller to be performed or complied with by Seller at or prior to the Second Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects. (ii) Launch of Overgeared. GrayGames shall have made the game of Overgeared available for download and/or purchase by the general public on at least one major distribution platform ([***]) in at least one major market ([***]). (iii) Amendment and Waiver to Certain Agreements. Each amendment, waiver or consent to or under certain share subscription agreement and shareholders agreement relating to GrayGames, as described in Schedule C, shall have been duly executed and delivered by parties thereto and shall be in full force and effect. (iv) Shareholders Agreement. The Shareholders Agreement shall remain in full force and effect and shall not be terminated by Purchaser. (v) Governmental Approval. All Governmental Approvals (including all Purchaser Required Approvals) that are required to be obtained or made prior to the Second Closing for the consummation of the Second Transaction shall have been obtained or made without any conditions. (c) Conditions to the Obligations of Seller. The obligations of Seller to consummate the Second Transaction are subject to the satisfaction or waiver by Seller on or prior to the Second Closing Date of the following additional conditions: (i) Performance. All of the agreements and covenants of Purchaser to be performed or complied with by Purchaser at or prior to the Second Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects. (ii) Shareholders Agreement. The Shareholders Agreement shall remain in full force and effect and shall not be terminated by Seller. (iii) Governmental Approval. All Governmental Approvals (including all Purchaser Required Approvals) that are required to be obtained or made

31 prior to the Second Closing for the consummation of the Second Transaction shall have been obtained or made without any conditions. ARTICLE IX INDEMNIFICATION Survival. (a) The representations and warranties set forth in Articles III and V (other than the Seller Fundamental Representations and the Purchaser Fundamental Representations) shall survive the First Closing for a period of one (1) year following the First Closing Date. (b) The representations and warranties set forth in Article IV (other than the Seller Fundamental Representations) shall survive the First Closing Date for a period of one (1) year following the First Closing Date; provided, that, (i) the representations and warranties set forth in Section 4.9 (Tax Matters) and Section 5.5 (SEC Reports) shall survive the First Closing for a period of five (5) years following the First Closing Date and (ii) the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the First Closing indefinitely. (c) Following the expiration of the survival periods provided in Section 9.1(a) and Section 9.1(b) above, any corresponding claim for indemnification against any Party under Section 9.2 or Section 9.3 shall be barred, and no such claim shall be valid unless written notice of such claim has been duly delivered to such Party within the applicable survival period in accordance with this Section 9.1. Indemnification by Seller. Subject to the limitations contained in this Agreement, Seller shall indemnify and hold harmless Purchaser from and against any and all Losses incurred by Purchaser arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by Seller under Article III or IV hereof or (ii) any breach of, or failure to perform, any of the covenants, agreements or obligations of Seller under this Agreement. Indemnification by Purchaser. Subject to the limitations contained in this Agreement, Purchaser shall indemnify and hold harmless Seller from and against any and all Losses incurred by Seller arising out of or resulting from (a) any inaccuracy in or breach of any representation or warranty made by Purchaser under Article V hereof or (b) any breach of, or failure to perform, any of the covenants, agreements or obligations of Purchaser under this Agreement. Limitations on Remedies and Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the following limitations and remedies and liabilities shall apply. (a) No Indemnified Party shall be entitled to assert any right to indemnification under Section 9.2 or Section 9.3, as applicable, with respect to any individual Loss that [***] (“De Minimis Amount”), subject to Section 9.4(c) below. For the avoidance of doubt, (i) Losses that arise from the same, or substantially the same, breach of representations and warranties, and the same set of facts or a set of related facts, shall be aggregated as a single individual Loss for the purposes of the De Minimis Amount, and (ii) any individual Loss actually incurred by the Indemnified Party that is less than the De Minimis Amount shall not be counted for the purpose of determining whether the aggregate amount of Losses exceeds the Basket Amount in Section 9.4(b) below.

32 (b) No Indemnified Party shall be entitled to assert any right to indemnification under Section 9.2 or Section 9.3, as applicable, unless and until the aggregate amount of all Losses (it being understood that any individual claims for amounts less than the De Minimis Amount shall be ignored in determining whether the Basket Amount has been exceeded) actually incurred by such Indemnified Party exceeds [***] (“Basket Amount”), and thereupon the Indemnifying Party shall be liable for such Losses in excess of the Basket Amount, subject to Section 9.4(d) below. Notwithstanding any other provision of this Agreement, in no event shall the aggregate liability of any Party in respect of Losses incurred by the other Party under this Agreement exceed [***] (“Cap”), subject to Section 9.4(c) below. (c) Notwithstanding the above, the De Minimis Amount, Basket Amount and Cap limitations shall not apply to (i) Loss arising out of the inaccuracy or breach of any of the Seller Fundamental Representations or the Purchaser Fundamental Representations, or (ii) Loss arising out of or related to fraud or willful misconduct by the Indemnifying Party. (d) No Double Recovery. No Indemnified Party shall be entitled to recover under this Agreement or the Shareholders Agreement more than once in respect of the same Loss, regardless of whether more than one claim arises in respect of it. (e) Scope of Damages. In no event shall any Party be liable (whether based on breach of contract, tort or otherwise) for any incidental, indirect, consequential, special, exemplary or punitive damages or loss, any lost profits or any damages calculated based on any multiple of earnings, revenue, EBITDA or other financial metric; provided, however, that the foregoing limitation shall not relieve the Indemnifying Party from liability for such damages or loss to the extent that such damages are awarded, and actually paid, to a third party in a Third Party Claim. (f) Notwithstanding any other provision of this Agreement, in no event shall the Indemnified Party be entitled to indemnification to the extent: (i) Loss could have reasonably been avoided by the Indemnified Party or such Loss could have reasonably been mitigated by the Indemnified Party; (ii) Loss would not have arisen or occurred but for the passing of, or a change in the Law or practice of a Governmental Authority after the date hereof; (iii) Loss would not have arisen but for any voluntary act, omission or transaction carried out after the Closing Date by the Indemnifying Party with respect to the post-Closing covenants set forth in this Agreement, or before the Closing Date by the Indemnifying Party at the direction of the Indemnified Party; or (iv) in relation to any inaccuracy in or breach of representations and warranties made by the Seller, such inaccuracy or breach was Fairly Disclosed to the Purchaser as of the date hereof. (g) The amount of any Loss for which indemnification is provided under this Article IX shall be determined net of any amounts actually recovered by the Indemnified Party under any insurance policy, indemnity, reimbursement arrangement or similar contract to which or under which the Indemnified Party is a party or has rights. Upon the occurrence of a Loss, the Indemnified Party shall seek, and cause its Affiliates to seek, recovery under applicable insurance, indemnity, reimbursement arrangement or similar contract covering such Loss. If the Indemnified Party recovers an amount from a third party (including an insurer) in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by the Indemnifying Party, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount actually received from the third party in respect thereof, less (ii) the full amount of Loss.

33 Notice of Claim; Third Party Claims. (a) An Indemnified Party shall promptly, but by no later than fifteen (15) days after receiving notice of a Third Party Claim, if applicable, give the Indemnifying Party written notice of any claim in respect of which indemnity may be sought under this Article IX, which notice shall (i) describe such claim in reasonable detail (including the facts and circumstances underlying each particular claim and the specific section of this Agreement pursuant to which indemnification is being sought for each such set of facts and, if applicable, a reasonable description of any pending or threatened claim by a third party which gives rise to a right of indemnification under this Agreement (a “Third Party Claim”)), (ii) attach copies of material written evidence upon which such claim is based and (iii) to the extent possible, set forth the amount of the Losses sustained by such Indemnified Party, including the method of computation thereof. (b) If an Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.5(a) in respect of a Third Party Claim, the Indemnifying Party shall be entitled to assume and control the defense, negotiation or settlement of such Third Party Claim at its expense and through counsel of its choice upon providing notice of its intention to do so to the Indemnified Party within fifteen (15) Business Days of the receipt of such claim notice from the Indemnified Party. The Indemnified Party may participate in the negotiations, settlement or defense of a Third Party Claim with its own counsel; provided, however, that the fees and disbursements of such separate counsel shall be paid by the Indemnified Party. Notwithstanding any provision to the contrary set forth in this Agreement, the Indemnifying Party will not be entitled to assume or continue in the defense of any such claim or demand if (i) such claim seeks an injunction or other equitable relief against the Indemnified Party or any relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, or (ii) such claim alleges, relates to or arises in connection with any criminal or quasi-criminal conduct, a tax or regulatory enforcement action, willful misconduct or any admission of a violation of Law. (c) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), settle, compromise, discharge or enter into any judgment with respect to any Third Party Claim, unless (i) such settlement, compromise, discharge, or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, (ii) the Indemnifying Party obtains, as a condition of such settlement, compromise, discharge, entry of judgment (if applicable) or other resolution, an express and unconditional release of the Indemnified Party from any and all liabilities in respect of such Third Party Claim, and (iii) such settlement, compromise, discharge or entry of any judgment does not impose injunctive or other equitable relief against the Indemnified Party. (d) If the Indemnifying Party does not assume or maintain control of the defense, negotiation or settlement of such Third Party Claim pursuant to Section 9.5(b), the Indemnified Party shall be entitled to negotiate, settle or defend such Third Party Claim; provided, that for any settlement, compromise, discharge or entry of any judgment which involves any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnifying Party, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party prior to agreeing to such settlement, compromise, discharge or entry of judgment (which consent shall not be unreasonably withheld, delayed or conditioned). (e) The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in the defense or prosecution of any Third Party Claim and shall

34 furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Tax Treatment of Indemnification Payments. Any amounts paid pursuant to this Article IX shall be considered and treated as an adjustment to the Share Purchase Price for Tax purposes, to the maximum extent allowed under applicable Law. Each Party shall prepare and file Tax returns consistent with such treatment. ARTICLE X TERMINATION AND ABANDONMENT Termination. This Agreement may be terminated at any time prior to the First Closing: (a) by agreement in writing by Seller and Purchaser; (b) by Seller or Purchaser, by written notice to the other Party, if the First Closing shall not have occurred on or prior to three (3) months from date hereof (the “First Closing Long Stop Date”); provided, that, the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall have used its reasonable efforts to satisfy all conditions to the First Closing set forth in Section 8.1 and otherwise to cause the First Closing to occur on or before the First Closing Long Stop Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to the Party whose breach of, or failure to perform or comply with, any representation, warranty, covenant, obligation or other agreement in this Agreement has been the primary cause of, or primarily resulted in, the failure of the First Closing to occur on or prior to the First Closing Long Stop Date; (c) by Seller or Purchaser, if a final and non-appealable Governmental Order enjoining or otherwise prohibiting the First Transaction has been issued and outstanding; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a Party if the issuance of such Governmental Order was primarily due to a cause attributable to such Party or if such Party failed to comply with, or duly perform, any of its obligations under Section 8.1; (d) by Seller, by written notice to the Purchaser, if the Purchaser has committed a material breach of any of its representations, warranties, covenants or obligations contained herein and which cannot be cured or has not been cured within fifteen (15) Business Days following written notice to Purchaser of such breach (provided, that, the right to terminate under this Section 10.1(d) shall not be available to Seller if Seller then is in material breach of its representations, warranties, agreement or covenants hereunder); or (e) by Purchaser, by written notice to Seller, if Seller has committed a material breach of any of its representations, warranties, covenants or obligations contained herein which cannot be cured or has not been cured within fifteen (15) Business Days following written notice to Seller of such breach (provided, that, the right to terminate under this Section 10.1(e) shall not be available to Purchaser if Purchaser then is in material breach of its representations, warranties, agreement or covenants hereunder). For the avoidance of doubt, in no event and notwithstanding anything to the contrary herein, shall this Agreement be terminated after the First Closing. Effect of Termination. In the event of termination of this Agreement

35 pursuant to Section 10.1 by Purchaser or Seller, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and of no effect without liability hereunder on the part of any Party to the other Party, except that Article I (Definitions), Section 7.1 (Confidentiality; Public Announcement), this Section 10.2 (Effect of Termination) and Article XI (Miscellaneous) shall survive any termination of this Agreement; provided, that, nothing in this Section 10.2 shall relieve or release any Party of any liability or damages arising out of such Party’s breach of this Agreement prior to termination. Second Closing Long Stop Date. In the event that the Second Closing shall not have occurred on or prior to twelve (12) months from the date hereof (the “Second Closing Long Stop Date”), either Seller or Purchaser may elect not to proceed with the Second Closing by delivering written notice to the other Party; provided, that, the Party seeking to make such election shall have used its reasonable best efforts to satisfy all conditions to the Second Closing set forth in Section 8.2 and otherwise to cause the Second Closing to occur on or before such date; provided, further, that the right to make such election shall not be available to the Party whose breach of, or failure to perform or comply with, any representation, warranty, covenant, obligation or other agreement in this Agreement has been the primary cause of, or primarily resulted, in the failure of the Second Closing to occur on or prior to the Second Closing Long Stop Date. Upon such election, each Party’s rights and obligations with respect to the Second Transaction as set forth herein shall become void and of no effect; provided, that, nothing in this Section 10.3 shall relieve or release any Party of any liability or damages arising out of such Party’s breach of this Agreement with respect to the Second Transaction prior to such election. Consequence of Failure of the Second Closing. In the event that the Second Closing has not occurred by the Second Closing Long Stop Date, due to any reason not attributable to Seller, the Shareholders Agreement shall automatically terminate with immediate effect, without any further action by any party thereto; provided, that (i) such termination shall be without prejudice to any rights, obligations or liabilities of any party thereto that have accrued prior to the date of such termination, and (ii) any provision of the Shareholders Agreement that by its terms survives the termination thereof shall so survive in accordance with its terms. ARTICLE XI MISCELLANEOUS Fees and Expenses; Taxes. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the Party incurring such costs and expenses. Each Party shall bear and be responsible for its Taxes arising from the Transaction and the performance of its obligations under this Agreement. Notices. All notices and other communications required or permitted by this Agreement shall be in writing and addressed to the relevant recipient in the manner provided below, and shall be deemed to have been duly and sufficiently given only if delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email transmission.

36 (a) if to Seller: REDICE & COMPANY, INC. 731-ho and 732-ho, 92 Jomaru-ro 385beon-gil, Wonmi-gu Bucheon-si, Gyeonggi-do, Korea Attention: [***] Email: [***] with a copy (which shall not constitute notice) to: Yoon & Yang LLC ASEM Tower, 517 Yeongdong-daero, Gangnam-gu Seoul 06164, Korea Attention: Ms. Yeon-Jeong Chae, Ms. Minjung Jekarl Tel: +822-6182-8338, +822-6182-8733 Email: yjchae@yoonyang.com, mjjekarl@yoonyang.com (b) if to Purchaser: WEBTOON Entertainment Inc. 222 N. Pacific Coast Hwy, Suite 2300, El Segundo, California 90245, United States Attention: [***] Email: [***] with a copy (which shall not constitute notice) to: Kim & Chang 39, Sajik-ro 8-gil, Jongno-gu Seoul, Korea 03170 Attention: Dukjoong Na Tel: +822-3703-1565 Email: dukjoong.na@KimChang.com or, in each case, to such other Person or address as any Party shall specify by notice in writing to the other Party. Entire Agreement. This Agreement and the Shareholders Agreement (together with the Seller Disclosure Letter and any Schedules hereto and thereto) constitutes the entire agreement between the Parties and supersedes any other undertakings and agreements, oral or written, with respect to the subject matter hereof including the First Transaction and the Second Transaction. Binding Effect; Benefit; Assignment. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without obtaining the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.4 shall be void. Amendment and Waivers.

37 (a) Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Seller and Purchaser. (b) No delay, forbearance, or neglect by any Party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the Party providing such waiver or consent. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing. Counterparts. This Agreement may be executed in one or more counterparts, including by email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Governing Law; Dispute Resolution Forum. (a) This Agreement shall be governed by and construed in accordance with the Laws of Korea, without regard to the conflicts of laws rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction. (b) Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be subject to the exclusive jurisdiction of the Seoul Central District Court. Specific Performance. Each Party acknowledges and agrees that the other Party would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that an award of monetary damages would be inadequate in such event. Accordingly, it is acknowledged that each of the Parties shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or Governmental Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Transaction may be consummated as originally contemplated to the fullest extent possible. * * * * *

38 IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first written above. SELLER: REDICE & COMPANY, INC. By:____________________________________ Name: Tae Hyeok Ha Title: Director PURCHASER: WEBTOON ENTERTAINMENT INC. By:____________________________________ Name: Junkoo Kim Title: Chief Executive Officer By:____________________________________ Name: Yongsoo Kim Title: President /s/ Tae Hyeok Ha /s/ Junkoo Kim /s/ Yongsoo Kim